Sichuan Wetouch Technology Co., Ltd.

Sales Framework Agreement

Party A: Sichuan Wetouch Technology Co., Ltd.

Party B: ______________________________

___________________ (hereinafter referred to as Party B), according to the business development needs, is now in need of long-term purchase of projected capacitive touch screen products from Sichuan Wetouch Technology Co., Ltd (hereinafter referred to as Party A).

1. Purpose

The main purpose of this agreement is to clarify the rights and obligations of both parties in the course of cooperation and to establish a long-term friendly cooperation relationship.

2. Scope

2. 1 Party A shall, through various advertising and media, let users understand its products and promptly provide Party B with the latest information and advertising materials of the products free of charge;

2.2 Party A provides Party B with support in terms of product debugging, assembly technology and customer service, and may send personnel to assist Party B with product testing and maintenance if necessary.

3. Market

3.1 Party A acknowledges and agrees that Party B has entered into this agreement at the most favorable price, with the aim of establishing a long-term stable supply and demand relationship with Party B.

3. 2 It is the responsibility of Party B to make it clear that the products purchased from Party A is applicable to its technical requirements, and Party B is not entitled to claim a refund from Party A in respect of any batch of the products if it cannot be used by Party B due to reasons other than quality.

4. Specified Products

4.1 the products specified in this Agreement are products manufactured by Party A.

4.2 When there is a new product of the same kind purchased by Party B, Party A shall inform Party B of the technical performance and product specifications of the new product in a timely manner, and Party B shall decide whether to choose to purchase the new products.

4.3 If Party B has other technical and performance requirements for the above specified products, Party B should inform Party A in writing in time, and promptly change the order content.

5. Annual purchase requirements

5. 1 Annual purchase amount refers to the total amount of annual products purchased by Party B from Party A;

5. 2 Upon assessment and negotiation between both parties, the amount purchased by Party B from Party A shall not be less than ____ million in ______, shall not be less than ______ million in _______, shall not be less than _______ million in ______, shall not be less than ______ million in ______, and shall not be less than ______ million in ______. If Party B fails to meet the purchase target, the sales price will increase by at least ____% when renewing the agreement upon expiration.

5.3 Annual purchase statistics: in calendar terms, that is, the total amount of goods delivered by Party A to Party B from 1 January to 31 December of each year.

6. Price

6.1 Due to increases in labor costs and other factors, Party B accepts a ___% annual increase in the unit price of the same product based on Party A's unit sales price for______.

7. Supply and settlement

7. 1 Delivery time and quantity shall be subject to the order content of both parties. Party A shall deliver the goods in accordance with the specific quantity and time of the order. In special circumstances (if it needs to be postponed), the goods shall be subject to the consensus reached by both parties through negotiation.

7.2 Payment settlement: Party A shall grant payment credit period to Party B for 3 months. If the payment exceeds the credit line, the goods shall be delivered after payment;

7.3 Products manufactured by Party A shall be shipped out of warehouses in Chengdu or other offices. Party A shall bear all the costs of road, railway and other transportation between the products and the location of Party B; Party B should consider the time in transit and place the order in advance, otherwise the difference between the express delivery fee and the air cost will be borne by Party B (except for the sample).

8. Customer service

8.1 Party A provides customer service for the products it sells;

8.2 For the products manufactured by Party A, Party A shall provide quality assurance services within 3 years from the date of delivery. Technical support shall be provided for the products sold within the warranty period. In case of any quality problem of the products, Party B shall first replace the products free of charge, then send the screens with quality problems back to Party A at the end of each month. The transportation expenses incurred shall be paid by Party A. The products sold outside the warranty period shall also be subject to maintenance, which shall be completed by Party A or other entrusted suppliers appointed by Party A. The maintance costs shall also be confirmed by Party A and Party B through negotiation. No arbitrary charges shall

be allowed.

9. Non-disclosure

9. 1 Both parties shall strictly keep secrets of all documents, agreements, technical information, price charts, etc. which affect the interests, technology and commercial secrets of both parties, and shall not disclose them to any third party without the written consent of both parties.

9.2 Party B shall not reverse engineer Party A's products;

9.3 In the course of Party B's business activities, Party A also has a duty of confidentiality on behalf of Party B in respect of any interested parties.

10 Liability for breach of contract

10. 1 Party A shall deliver the goods on time and in full according to the order. If the order is not delivered on time, Party A shall negotiate with Party B in advance, and the delivery shall be subject to mutual agreement. In case of failure to negotiate in advance and causing loss to Party B, Party A shall bear a delay charge of 3‰/day of the order amount;

10.1 Party B shall pay for the goods in full and on time according to the payment method and time of the order, and shall not delay or refuse to pay; if Party B does not pay within the agreed time limit of the order and fails to do so despite Party A's reminder, Party A may stop supplying the goods and has the right to pay a late fee of three thousandths of the contract amount per day to Party B. If Party B still refuses to pay after 30 days of Party A's reminder, Party A has the right to file a lawsuit, and Party B will bear the costs of litigation, attorney's fees and other debts recovery costs.

10. 3 If Party A fails to provide customer service as agreed, Party B shall be compensated for any loss caused to Party B.

11 Term of agreement

This Agreement shall come into force immediately upon signature and seal by both parties. It shall be valid for a period of 5 years, after which it will be signed separately.

12 Other

12. 1 This agreement, once in force, cannot be unilaterally revoked by either party;

12. 2 Any changes or additions to this agreement must be in writing and be valid only if agreed upon by both parties.;

12.3 Any such breach of this agreement may result in termination of this agreement and the breaching party shall be fully liable for all business and financial losses and liabilities arising therefrom; and the termination and discharge of this agreement shall not affect the execution of orders in progress between the parties.

12. 4 This agreement is made in duplicate, with each Party holding one copy.

Party A: Sichuan Wetouch Technology Co. Ltd	Party B:
(Legal Representative):	(Legal Representative):
Company Seal:	Company Seal:
Date:	Date: